                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                              (AMENDMENT NO. 3)(1)

                             MAI SYSTEMS CORPORATION
                          ----------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)

                                  552620 20 5
                                  ------------
                                 (CUSIP Number)

                                FEBRUARY 9, 2001
                                ----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |_|      Rule 13d-1(b)
                  |X|      Rule 13d-1(c)
                  |_|      Rule 13d-1(d)


--------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

----------------------                               ---------------------------
CUSIP NO. 552620 20 5               13G                    PAGE 2 OF 8
----------------------                               ---------------------------

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   1      NAME OF REPORTING PERSON:

                   CANYON CAPITAL ADVISORS LLC

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) |X|  (b) |_|
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                   DELAWARE
--------------------------------------------------------------------------------
                    5     SOLE VOTING POWER
      NUMBER                     1,452,100
        OF          ------------------------------------------------------------
     SHARES         6     SHARED VOTING POWER
  BENEFICIALLY                   0
    OWNED BY        ------------------------------------------------------------
      EACH          7     SOLE DISPOSITIVE POWER
    REPORTING                    1,452,100
     PERSON         ------------------------------------------------------------
      WITH          8     SHARED DISPOSITIVE POWER
                                 0
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,452,100
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                    |_|
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          13.4%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IA
--------------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                               ---------------------------
CUSIP NO. 552620 20 5               13G                    PAGE 3 OF 8
----------------------                               ---------------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON:

                   MITCHELL R. JULIS

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) |X|  (b) |_|
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                    5     SOLE VOTING POWER
      NUMBER                     0
        OF          ------------------------------------------------------------
     SHARES         6     SHARED VOTING POWER
  BENEFICIALLY                   1,452,100
    OWNED BY        ------------------------------------------------------------
      EACH          7     SOLE DISPOSITIVE POWER
    REPORTING                    0
     PERSON         ------------------------------------------------------------
      WITH          8     SHARED DISPOSITIVE POWER
                                 1,452,100
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,452,100
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                    / /
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          13.4%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                               ---------------------------
CUSIP NO. 552620 20 5               13G                    PAGE 4 OF 8
----------------------                               ---------------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON:

                   JOSHUA S. FRIEDMAN

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) |X|  (b) |_|
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                    5     SOLE VOTING POWER
      NUMBER                     0
        OF          ------------------------------------------------------------
     SHARES         6     SHARED VOTING POWER
  BENEFICIALLY                   1,452,100
    OWNED BY        ------------------------------------------------------------
      EACH          7     SOLE DISPOSITIVE POWER
    REPORTING                    0
     PERSON         ------------------------------------------------------------
      WITH          8     SHARED DISPOSITIVE POWER
                                 1,452,100
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,452,100
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                    / /
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          13.4%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                               ---------------------------
CUSIP NO. 552620 20 5               13G                    PAGE 5 OF 8
----------------------                               ---------------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON:

                   R. CHRISTIAN B. EVENSEN

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) |X|  (b) |_|
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
                    5     SOLE VOTING POWER
      NUMBER                     0
        OF          ------------------------------------------------------------
     SHARES         6     SHARED VOTING POWER
  BENEFICIALLY                   1,452,100
    OWNED BY        ------------------------------------------------------------
      EACH          7     SOLE DISPOSITIVE POWER
    REPORTING                    0
     PERSON         ------------------------------------------------------------
      WITH          8     SHARED DISPOSITIVE POWER
                                 1,452,100
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,452,100
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                    / /
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          13.4%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                               ---------------------------
CUSIP NO. 552620 20 5               13G                    PAGE 6 OF 8
----------------------                               ---------------------------


ITEM 1(a).  NAME OF ISSUER:

            MAI Systems Corporation

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            9600 Jeronimo Road
            Irvine, California  92718

ITEM 2(a).  NAME OF PERSON FILING:

            This Schedule 13G is being filed on behalf of the following persons*:

            (i)      Canyon Capital Advisors LLC ("CCA")
            (ii)     Mitchell R. Julis
            (iii)    Joshua S. Friedman
            (iv)     R. Christian B. Evensen

            CCA is the investment advisor to the following persons:

            (i)      The Value Realization Fund, L.P. ("VRF")
            (ii)     The Value Realization Fund B, L.P. ("VRFB")
            (iii)    The Canyon Value Realization Fund (Cayman), Ltd. ("CVRF")
            (iv)     GRS Partners II ("GRS")
            (v)      CPI Securities LP ("CPI")


     * Attached as Exhibit A is a copy of an agreement among the persons filing (as specified hereinabove) that this Schedule 13G is being filed on behalf of each of them.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

     The principal business office of the persons comprising the group filing this Schedule 13G is located at 9665 Wilshire Boulevard, Suite 200, Beverly Hills, CA 90212.

ITEM 2(c).  CITIZENSHIP:


           CCA:                         a Delaware limited liability company
           VRF:                         a Delaware limited partnership
           VRFB:                        a Delaware limited partnership
           CVRF:                        a Cayman Island corporation
           GRS:                         an Illinois general partnership
           CPI:                         a California limited partnership
           Mitchell R. Julis:           United States
           Joshua S. Friedman:          United States
           R. Christian B. Evensen:     United States

----------------------                               ---------------------------
CUSIP NO. 552620 20 5               13G                    PAGE 7 OF 8
----------------------                               ---------------------------


ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

     The class of securities beneficially owned by the persons filing this statement is common stock.

ITEM 2(e).  CUSIP NUMBER:

            552620 20 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c) CHECK WHETHER THE PERSON FILING IS: ONE OF THE FOLLOWING

            Not applicable as this Schedule 13G is filed pursuant to Rule 13d 1(c).

ITEM 4.     OWNERSHIP:

     The information in items 1 and 5 through 11 on the cover pages (pp. 2 - 5) on this Schedule 13G is hereby incorporated by reference.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following: / /

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

     CCA is an investment advisor to various managed accounts, including VRF, VRFB, CVRF, GRS, and CPI, with the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the securities held by such managed accounts. Messrs. Julis, Friedman and Evensen are the sole general partners of entities which own 100% of CCA.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP:

            Not applicable.

----------------------                               ---------------------------
CUSIP NO. 552620 20 5               13G                    PAGE 8 OF 8
----------------------                               ---------------------------


ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 13, 2001

CANYON CAPITAL ADVISORS LLC,
A DELAWARE LIMITED LIABILITY COMPANY


By:  /s/ JOSHUA S. FRIEDMAN
     -------------------------------
Name:   Joshua S. Friedman
Title:  Managing Director



/s/ JOSHUA S. FRIEDMAN
---------------------------------
Joshua S. Friedman



/s/ MITCHELL R. JULIS
-----------------------------
Mitchell R. Julis



/s/ R. CHRISTIAN B. EVENSEN
-----------------------------
R. Christian B. Evensen